Exhibit 99.1

Conn’s, Inc. Reports Earnings for the Quarter Ended July 31, 2008

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced earnings results for the quarter and six months ended July 31, 2008.

Total revenues for the quarter ended July 31, 2008, increased 7.4% to $218.5 million compared with $203.5 million for the quarter ended July 31, 2007. This increase in revenues included increases in net sales of $11.6 million, or 6.5%, and an increase in “Finance charges and other” of $3.4 million, or 13.7%. The Company recorded a non-cash adjustment to the fair value of its “Interests in securitized assets” that reduced “Finance charges and other” by $1.2 million during the quarter ended July 31, 2008, as compared to a non-cash decrease of $0.5 million in the prior year period. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 1.4% for the second quarter of fiscal 2009. Adjusted net income for the second fiscal quarter, excluding the fair value impact, was $11.0 million compared with adjusted net income of $10.0 million, excluding the fair value impact, for the second quarter of last year. Net income for the second quarter of the prior year also benefited from a $0.9 million one-time reduction in the provision for income taxes. Adjusted diluted earnings per share, excluding the fair value impact in both periods, increased 19.5% to $0.49, compared with $0.41 for the second quarter of last year.

The credit portfolio annualized net charge-off rate was 2.8% for the three months ended July 31, 2008, consistent with the Company’s previously announced expectations. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

Total revenues for the six months ended July 31, 2008, increased 6.9% to $437.1 million compared with $408.8 million for the six months ended July 31, 2007. This increase in revenues included increases in net sales of $25.4 million, or 7.0%, and an increase in “Finance charges and other” of $2.9 million, or 6.0%. The Company recorded a non-cash adjustment to the fair value of its “Interests in securitized assets” that reduced “Finance charges and other” by $4.3 million during the six months ended July 31, 2008, as compared to a non-cash decrease of $0.4 million in the prior year period. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 0.2% for the first six months of fiscal 2009. Adjusted net income for the six month period was $23.6 million, excluding the fair value impact, compared with adjusted net income of $22.9 million for the first six months of last year, excluding the fair value impact. Net income for the first six months of the prior year also benefited from $0.5 million of one-time gains on the sales of two properties and a $0.9 million one-time reduction in the provision for income taxes. Adjusted diluted earnings per share, excluding the fair value impact in both periods, increased 9.5% to $1.04, compared with $0.95 for the first six months of last year.

The non-cash fair value charge recorded during the six months ended July 31, 2008, was driven primarily by an increase in the discount rate risk premium assumption included in the Company’s estimate of the fair value of its “Interests in securitized assets.” The change in the discount rate risk premium was increased principally due to external market conditions, and was not a result of changes in the underlying economics or expected cash flows of the securitization program. The non-cash fair value charge recorded during the three months ended July 31, 2008, was due primarily to an increase in expected future interest rates, including the risk-free rate underlying the discount rate assumption. More information on these changes may be found in the notes to the financial statements in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

The Company now has 73 stores in operation, after opening four new stores in existing markets during the quarter, and has three additional stores under development that it expects to open by January 31, 2009, giving it a total of seven new stores and three replacement stores in the current fiscal year. Including a replacement store opened in the Houston market, in August 2008, the Company has opened the three replacement stores it had planned for the current fiscal year.

EPS Guidance

Today, the Company revised its guidance for its fiscal year 2009 (the year ending January 31, 2009) to earnings per diluted share, excluding fair value, in a range of $1.80 to $1.90, after adjusting for the impact of its new asset based loan facility and amendments to its QSPE’s borrowing facilities.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, August 28, 2008, at 10:00 AM, CDT, to discuss financial results for the quarter ended July 31, 2008. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-604-9670 or 719-325-4924.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 73 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of its retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company. In August 2008, the Company entered into an asset based loan agreement to provide financing for a portion of its receivables. Receivables financed by this facility and amounts borrowed under the facility will be carried on the Company’s balance sheet.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2008	2007	2008

Revenues
Total net sales	$179,001	$190,639	$360,366	$385,712
Finance charges and other	24,997	29,105	48,877	55,657
Decrease in fair value	(471)	(1,212)	(406)	(4,279)

Total revenues	203,527	218,532	408,837	437,090

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	125,297	136,787	249,690	275,845
Cost of parts sold, including warehousing and occupancy costs	2,123	2,264	3,989	4,594
Selling, general and administrative expense	62,113	62,900	121,327	123,268
Provision for bad debts	348	333	908	592

Total cost and expenses	189,881	202,284	375,914	404,299

Operating income	13,646	16,248	32,923	32,791
Interest income, net	(251)	(85)	(491)	(100)
Other (income) expense, net	(55)	128	(886)	106

Income before income taxes	13,952	16,205	34,300	32,785

Provision for income taxes	4,295	5,993	11,697	11,977

Net income	$9,657	$10,212	$22,603	$20,808

Earnings per share
Basic	$0.41	$0.46	$0.96	$0.93
Diluted	$0.40	$0.45	$0.94	$0.92
Average common shares outstanding
Basic	23,489	22,407	23,527	22,395
Diluted	24,058	22,620	24,089	22,591

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	July 31,
	2008	2008

Assets
Current assets
Cash and cash equivalents	$11,015	$46,766
Interests in securitized assets and accounts receivable, net	214,250	207,159
Inventories	81,495	96,404
Deferred income taxes	2,619	5,662
Prepaid expenses and other assets	4,449	8,338
Total current assets	313,828	364,329
Non-current deferred income tax asset	-	1,606
Total property and equipment, net	59,253	63,628
Goodwill and other assets, net	9,771	9,827
Total assets	$382,852	$439,390
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	102	44
Accounts payable	28,179	54,704
Accrued compensation and related expenses	9,748	9,100
Accrued expenses	21,487	26,066
Other current liabilities	17,549	21,087
Total current liabilities	77,065	111,001
Long-term debt	17	14
Non-current deferred income tax liability	131	-
Deferred gains on sales of property	1,221	1,037
Total stockholders' equity	304,418	327,338
Total liabilities and stockholders' equity	$382,852	$439,390

Conn’s, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six Months Ended
	July 31,
	2007	2008

Net cash provided by (used in) operating activities	$(6,841)	$46,188

Cash flows from investing activities
Purchase of property and equipment	(8,203)	(10,825)
Proceeds from sale of property	8,860	57
Net cash provided by (used in) investing activities	657	(10,768)
Cash flows from financing activities
Purchases of treasury stock	(8,707)	-
Proceeds from stock issued under employee benefit plans	1,965	391
Payment of promissory notes	(45)	(60)
Net cash provided by (used in) financing activities	(6,787)	331
Net change in cash	(12,971)	35,751
Cash and cash equivalents
Beginning of the year	56,570	11,015
End of period	$43,599	$46,766
CALCULATION OF GROSS MARGIN PERCENTAGE (dollars in thousands)

		Three Months Ended		Six Months Ended
		July 31,		July 31,

		2007	2008	2007	2008

A	Product sales	$163,793	$175,240	$330,432	$355,151
B	Service maintenance agreement commissions, net	9,071	9,911	18,352	19,881
C	Service revenues	6,137	5,488	11,582	10,680
D	Total net sales	179,001	190,639	360,366	385,712
E	Finance charges and other, including fair value adjustment	24,526	27,893	48,471	51,378
F	Total revenues	203,527	218,532	408,837	437,090
G	Cost of goods sold, including warehousing and occupancy cost	(125,297)	(136,787)	(249,690)	(275,845)
H	Cost of parts sold, including warehousing and occupancy cost	(2,123)	(2,264)	(3,989)	(4,594)
I	Gross margin dollars (F+G+H)	$76,107	$79,481	$155,158	$156,651

	Gross margin percentage (I/F)	37.4%	36.4%	38.0%	35.8%

J	Product margin dollars (A+G)	$38,496	$38,453	$80,742	$79,306
K	Product margin percentage (J/A)	23.5%	21.9%	24.4%	22.3%

PORTFOLIO STATISTICS
For the periods ended January 31, 2006, 2007 and 2008 and July 31, 2007 and 2008
(dollars in thousands, except average outstanding balance per account)

	January 31,			July 31,
	2006	2007	2008	2007	2008

Total accounts	415,338	459,065	510,922	479,952	515,527
Total outstanding balance	$519,721	$569,551	$654,867	$606,161	$694,926
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,263	$1,348
60 day delinquency	$35,537	$37,662	$49,778	$39,211	$48,394
Percent delinquency	6.8%	6.6%	7.6%	6.5%	7.0%
Percent of portfolio reaged	17.6%	17.8%	16.6%	16.4%	15.9%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	2.5%	3.0%
NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED
AND DILUTED EARNINGS PER SHARE, AS ADJUSTED
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2008	2007	2008
Net income, as reported	$9,657	$10,212	$22,603	$20,808
Adjustments:
Decrease in fair value	471	1,212	406	4,279
Tax impact of fair value adjustment	(168)	(431)	(145)	(1,523)
Net income, as adjusted	$9,960	$10,993	$22,864	$23,564

Average common shares outstanding - Diluted	24,058	22,620	24,089	22,591

Earnings per share - Diluted
As reported	$0.40	$0.45	$0.94	$0.92
As adjusted	$0.41	$0.49	$0.95	$1.04

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218